Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

SUPPLEMENT DATED: April 20, 2007
(To product supplement IRN-1, dated, February 16, 2007, MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Supplement Number: 2724

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Index Return Notes

Linked to the Rogers International Commodity Index® — Excess ReturnSM

— Merrill Lynch calculated

due February 27, 2012

(the “Notes”)

REOPENING OF EXISTING SERIES

This supplement relates to the “re-opening”, or offering of additional securities of, the series of Merrill Lynch & Co., Inc. senior debt securities indicated below (the “Notes”). The Notes offered hereby are being distributed by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

CUSIP/ISIN: 59018YZX2

Date of term sheet related to the Notes: February 20, 2007

Principal amount of Notes currently outstanding: $10,056,000

The Notes Offered Hereby

Principal Amount: $1,000,000

Expected Settlement Date: April 27, 2007

Pricing Information

Original Public Offering Price (per $1,000 unit): $901.20

Proceeds to Issuer: $901,200

Underwriting Discount: $0.00

Documentation

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. IRN-1 and pages S-3 to S-4 in the accompanying MTN prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Term Sheet dated February 20, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507040112/d424b3.htm

•	Product supplement IRN-1 dated February 16, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507034107/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Experts

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this supplement by reference from Merrill Lynch and Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and the related financial statement schedule and included an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) expressed an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Warning Notice – EU Prospectus Directive

No Prospectus (as defined in the EU Prospectus Directive) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any European Economic Area member state and any purchaser of the Notes who subsequently sells any of their Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive as implemented in that member state.